Exhibit 20.5
Page 1 of 3

Navistar Financial 1995-B Owner Trust
For the Month of February 1997
Distribution Date of March 17, 1997

Original Pool Amount Initial Receivables      $454,499,683.43
Subsequent Receivables (transferred 11/10/95)  $70,451,789.39

Beginning Pool Balance                        $302,134,717.52
Beginning Pool Factor                               0.5755479

Principal and Interest Collections:
  Principal Collected
    (Including Servicer Advance Repay)         $13,986,596.77
  Interest Collected                            $1,938,494.73

Additional Deposits:
  Repurchase Amounts                                    $0.00
  Liquidation Proceeds/Recoveries               $1,213,647.41
Total Additional Deposits                       $1,213,647.41
Repos/Chargeoffs                                  $390,842.50
Aggregate Number of Notes Charged Off                      87

Total Available Funds                          $17,138,738.91
Ending Pool Balance                           $287,757,278.24
Ending Pool Factor                                  0.5481598

Servicing Fee                                     $251,778.93

Repayment of Servicer Advances                          $0.00

Reserve Account:
  Beginning Balance (See Memo Item)            $16,675,661.67
  Target Percentage                                      5.50%
  Target Balance                               $15,826,650.30
  Minimum Balance                              $11,023,980.93
  (Release)/Deposit                              ($849,011.37)
  Ending Balance                               $15,826,650.30

Current Weighted Average APR:                          10.057%
Current Weighted Average Remaining Term (months):       35.59

                                           Dollars       Notes
Delinquencies:
Installments:
     1-30 days                           2,939,205.69    1,923
    31-60 days                             586,956.15      455
    60+ days                               182,081.41      112

    Total                                3,708,243.25    1,929

  Balances: 60+ days                     3,514,912.62      112

Memo Item - Reserve Account
  Prior Month                          $16,617,409.46
  + Invest. Income                          58,252.21
  - Transfer to Collections Account              0.00
    Beginning Balance                  $16,675,661.67

Exhibit 20.5
Page 2 of 3

Navistar Financial 1995-B Owner Trust
For the Month of February 1997

                                                                        NOTES

                                      TOTAL           CLASS A-1        CLASS A-2         CLASS A-3     CERTIFICATES
Original Pool Amount
 Distributions:                   $525,000,000.00  $122,300,000.00  $100,000,000.00  $284,325,000.00  $18,375,000.00
 Distribution Percentages (1)                                0.00%            9.05%           87.45%           3.50%
 Coupon                                                     5.750%           5.940%           6.050%          6.220%

Beginning Pool Balance            $302,134,717.51
Ending Pool Balance               $287,757,278.24
Collected Principal                $13,986,596.77
Collected Interest                  $1,938,494.73
Charge-Offs                           $390,842.50
Liquidation Proceeds/Recoveries     $1,213,647.41
Servicing                             $251,778.93
Cash Transfer from Reserve Acct.            $0.00
  Total Collections Available
    for Debt Service               $16,886,959.98

Beginning Balance                 $302,134,717.51            $0.00    $1,300,556.37  $284,325,000.00  $16,509,161.14

Interest Due                        $1,525,482.12            $0.00        $6,437.75    $1,433,471.88      $85,572.49
Interest Paid                       $1,525,482.12            $0.00        $6,437.75    $1,433,471.88      $85,572.49
Principal Due                      $14,377,439.27            $0.00    $1,300,556.37   $12,573,672.53     $503,210.37
Principal Paid                     $14,377,439.27            $0.00    $1,300,556.37   $12,573,672.53     $503,210.37

Ending Balance                    $287,757,278.24            $0.00            $0.00  $271,751,327.47  $16,005,950.77
Note/Certificate Pool Factor
 (Ending Balance/Original Pool Amount)                      0.0000           0.0000           0.9558          0.8711

Total Distributions                $15,902,921.39            $0.00    $1,306,994.12   $14,007,144.41     $588,782.86

Interest Shortfall                          $0.00            $0.00            $0.00            $0.00           $0.00
Principal Shortfall                         $0.00            $0.00            $0.00            $0.00           $0.00
 Total Shortfall (required from Reserve)    $0.00            $0.00            $0.00            $0.00           $0.00

Excess Servicing                      $984,038.59

Beginning Reserve Account Balance  $16,675,661.67
(Release)/Draw                       ($849,011.37)
Ending Reserve Account Balance     $15,826,650.30


(1)  The Noteholder's  Percentage will be 100%  for each  Distribution Date occurring before the Distribution in November 1996, and generally 96.5%
     thereafter until all of the Notes  have been paid in full.   Principal
     distributions will be paid in the following priority:   First to Class
     A-1 until paid in full, Second to Class A-2 until paid in full,  Third to Class A-3 until paid in full.

Exhibit 20.5
Page 3 of 3

Navistar Financial 1995-B Owner Trust
For the Month of February 1997

Trigger Events:  A) Loss Trigger
                 B) Delinquency Trigger
                 C) Noteholders Percent Trigger

                                  5               4                3                2                1
                               Oct 1996        Nov 1996         Dec 1996         Jan 1997         Feb 1997

Beg. Pool Balance          $355,444,399.13  $342,910,040.39  $330,900,935.56  $315,057,727.83  $302,134,717.51

A) Loss Trigger:
Principal of Contracts
  Charged off                $1,150,726.00      $242,720.78      $397,957.37      $433,592.20      $390,842.50
Recoveries                   $1,554,542.19      $528,267.98      $583,597.57      $373,781.36    $1,213,647.41

Total Charged off
  (Months 5,4,3)             $1,791,404.15
Total Recoveries
  (Months 3,2,1)              2,171,026.34
Net Loss/(Recoveries)
  for 3 Mos.                  $(379,622.19)(a)

Total Balance
  (Months 5,4,3)         $1,029,255,375.08(b)

Loss Ratio Annualized [(a/b)(12)]  -0.4426%

Trigger: Is Ratio> 1.5%                 No

B) Delinquency Trigger:
   Balance Delinquency 60+ days                                $3,135,788.79    $3,561,365.66   $3,514,912.62
   As a % of Beginning Pool Balance                                 0.94765%         1.13039%        1.16336%
   Three Month Average                                              0.79871%         1.01914%        1.08047%

Trigger: Is Average> 2.0%               No

C) Noteholders Percent Trigger:     3.4822%
   Ending Reserve Account Balance
    not less than 1% of Initial
    Aggregate Receivables Balance

Trigger:  Is Minimum < 1.0%             No

Navistar Financial Corporation



by: /s/ R. W. CAIN
        R. W. CAIN
        Vice President and Treasurer